Exhibit 23.4

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of on Form S-4 of our report dated June 3, 2025, with respect to the financial statements of Cerevast Medical, Inc, included in this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

November 12, 2025